Exhibit 4.2

Dated as of May 16, 2018

CANADIAN PACIFIC RAILWAY LIMITED

as Guarantor and

CANADIAN PACIFIC RAILWAY COMPANY

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

THIRD SUPPLEMENTAL INDENTURE

to the

TRUST INDENTURE

Dated as of September 11, 2015

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of May 16, 2018 among CANADIAN PACIFIC RAILWAY LIMITED, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Guarantor”), CANADIAN PACIFIC RAILWAY COMPANY, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Issuer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS OF THE ISSUER

WHEREAS, the Issuer and the Trustee entered into an indenture, dated as of September 11, 2015 (the “Original Indenture”). Section 8.01(7) of the Original Indenture provides that the Issuer and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 2.01 and 3.01 thereof.

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Original Indenture, the Issuer desires to provide for the establishment of a series of Securities under the Original Indenture, and the form and terms thereof, as hereinafter set forth.

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Third Supplemental Indenture. The Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 1.02 and 8.03 of the Original Indenture to the effect, among other things, that all conditions precedent provided for in the Original Indenture to the Trustee’s execution and delivery of this Third Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

WHEREAS the proper officers of the Issuer have duly authorized the creation and issuance of a series of Securities to be designated as 4.000% Notes due 2028 (the “Notes”), to be initially limited (subject to the exceptions described herein and in the Original Indenture) to the aggregate principal amount of U.S.$500,000,000; the further terms and conditions thereof being hereinafter set forth, all in accordance with a resolution of the directors of the Issuer;

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the Notes (the “Guarantee”) and the applicable obligations of the Issuer under the Original Indenture, and to provide therefor, the Guarantor has duly authorized the execution and delivery of this Third Supplemental Indenture;

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Notes, as follows:

1.    INTERPRETATIONS AND AMENDMENTS

1.1    Third Supplemental Indenture

As used herein “Third Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Third Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof, and further include the terms of the Notes set forth in the form of Note annexed as Schedule A hereto.

1.2    Definitions in Third Supplemental Indenture

All terms contained in this Third Supplemental Indenture which are defined in the Original Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, unless the context otherwise specifies or requires; provided, however, that notwithstanding the foregoing, the terms “Issuer” and “Trustee” shall have the respective meanings given to them in the Original Indenture.

1.3    Interpretation not Affected by Headings

The division of this Third Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Third Supplemental Indenture.

2.    NOTES

2.1    Form and Terms of Notes

There shall be and there is hereby created for issuance under the Original Indenture, as supplemented by this Third Supplemental Indenture a series of Securities which shall consist of an aggregate principal amount of U.S.$500,000,000 of Notes; provided, however, that if the Issuer shall, at any time after the date hereof, increase the principal amount of Notes which may be issued and issue such increased principal amount (or any portion thereof), then any such additional Notes so issued shall have the same form and terms (other than the date of issuance and the date from which interest thereon shall begin to accrue and, under certain circumstances, the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the Notes theretofore issued; and provided, further, that, notwithstanding the foregoing, the Issuer shall not be entitled to increase the principal amount of Notes which may be issued or issue any such increased principal amount if the Issuer has effected satisfaction and discharge of the Indenture pursuant to Section 4.01 of the Original Indenture or defeasance or covenant defeasance pursuant to Article 12 of the Original Indenture.

The Notes will mature, and the principal of the Notes and accrued and unpaid interest thereon will be due and payable, on June 1, 2028, or such earlier date as the principal of any of the Notes may become due and payable in accordance with the provisions of the Original Indenture and this Third Supplemental Indenture.

The Notes shall bear interest on the principal amount thereof from May 16, 2018 or from the last date to which interest shall have been paid or duly made available for payment on the Notes, whichever is later, at the rate of 4.000% per annum, payable semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”) in each year, commencing December 1, 2018 until the principal of and premium, if any, on the Notes is paid or duly made available for payment; and should the Issuer at any time default in the payment of any principal of, or premium, if any, or interest on the Notes when due, the Issuer shall pay interest (such interest to be payable on demand), to the extent permitted by law, on the amount in default at the same rate applicable to the Notes on which the Issuer defaulted. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Original Indenture, be paid to the Persons in whose names the Notes (or one or more predecessor Notes) are registered at the close of business on May 15 and November 15 (the “Regular Record Dates”), as the case may be, immediately prior to such Interest Payment Date, regardless of whether any such Regular Record Date is a Business Day. Any such interest on the Notes not so punctually paid or duly provided for on any Interest Payment Date shall be payable as provided in the form of Note annexed hereto as Schedule A to this Third Supplemental Indenture.

The Notes constitute unsecured obligations of the Issuer and rank pari passu with all of its other unsecured and unsubordinated debt from time to time outstanding and pari passu with other notes issued pursuant to the Original Indenture.

For the purposes only of the disclosure required by the Interest Act (Canada), and without affecting the amount of interest payable to any holder of a Note or the calculation of interest on any Note, if the rate of interest on any Note is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

All payments of principal of and premium, if any, and interest on the Notes will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, and all references herein to “United States dollars”, “U.S.$” or “U.S. dollars” shall be deemed to refer to such coin or currency of the United States of America.

The principal of and premium, if any, and interest on the Notes shall be payable, and the Notes may be surrendered for exchange, registration, transfer or discharge from registration, at the Corporate Trust Office of the Trustee, and in such other places as the Issuer may from time to time designate in accordance with the Original Indenture. The Trustee is hereby appointed as the initial Paying Agent, registrar and transfer agent for the Notes.

The Notes shall be issued only as fully registered Notes, without coupons, in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 thereafter. The Notes will initially be represented by one or more global Securities registered in the name of The Depository Trust Company, as Depositary or its nominee, or a successor depositary or its nominee.

The certificates representing the Notes shall bear the following legend:

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the form set out in Schedule A to this Third Supplemental Indenture with such appropriate insertions, omissions, substitutions and variations as the Trustee may approve and shall be numbered in such manner as the Trustee may approve, such approvals of the Trustee concerning the Note to be conclusively evidenced by its certification of the Note.

The Security Register referred to in Section 3.05 of the Original Indenture shall, with respect to the Notes, be kept at the office or agency that the Issuer may from time to time designate for such purpose (which shall initially be the Corporate Trust Office of the Trustee), and at such other place or places as the Issuer with the approval of the Trustee may hereafter designate.

The Notes shall be subject to redemption at the option of the Issuer as provided in Article 3 (Optional Redemption of Notes) of this Third Supplemental Indenture and Article 10 of the Original Indenture and the Notes shall be subject to repurchase by the Issuer as provided in Article 4 (Change of Control) of this Third Supplemental Indenture. The Issuer shall not otherwise be required to redeem, purchase or repay Notes pursuant to any mandatory redemption, sinking fund or analogous provision or at the option of the holders thereof. The Notes will not be convertible into or exchangeable for securities of any Person.

The Issuer shall be required to pay Additional Amounts as contemplated in Section 9.07 of the Original Indenture.

The Notes shall have the other terms and provisions set forth in the form of Note attached hereto as Schedule A to this Third Supplemental Indenture with the same force and effect as if such terms and provisions were set forth in full herein.

2.2    Issuance of Notes

The Notes in the aggregate principal amount of U.S.$500,000,000 shall be executed on behalf of the Issuer by any two of the following officers: its Chairman of the Board, its President, any of its Vice Presidents, the Secretary, the Treasurer, or any of its Assistant Treasurers and delivered by the Issuer to the Trustee on the date of issue for authentication and delivery pursuant to and in accordance with the provisions of Section 3.02 of the Original Indenture and, upon the requirements of such provisions being complied with, such Notes shall be authenticated by or on behalf of the Trustee and delivered by it to or upon the Corporation Order of the Issuer without any further act or formality on the part of the Issuer. The Trustee shall have no duty or responsibility with respect to the use or application of any of the Notes so certified and delivered or the proceeds thereof.

3.    OPTIONAL REDEMPTION OF NOTES

3.1    Redemption of Notes

Prior to March 1, 2028 (the date that is three months prior to the maturity date of the Notes), the Issuer may redeem the Notes, in whole or in part, at the option of the Issuer (in the manner and in accordance with and subject to the terms and provisions set forth in Article 10 of the Original Indenture), at any time or from time to time, at a Redemption Price equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed; and

(b)	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on March 1, 2028 (the date that is three months prior to the maturity date of the Notes) (exclusive of any portion of the payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus 15 basis points, plus, accrued and unpaid interest to, but excluding, the Redemption Date; provided that installments of interest on Notes which are due and payable on any date falling on or prior to a Redemption Date will be payable to the registered holders of such Notes (or one or more predecessor Notes), registered as such as of the close of business on the relevant Regular Record Dates.

On or after March 1, 2028 (the date that is three months prior to the maturity date of the Notes), the Notes will be redeemable, in whole or in part, at the option of the Issuer (in the manner and in accordance with and subject to the terms and provisions set forth in Article 10 of the Original Indenture), at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Issuer will provide notice to the Trustee prior to the Redemption Date of the calculation of the Redemption Price.

3.2    Certain Additional Definitions

For the purposes of this Third Supplemental Indenture, the following expressions shall have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that such Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Issuer or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Issuer.

“Par Call Date” means, with respect to the Notes, March 1, 2028, the date that is three months prior to the maturity date of the Notes.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Reference Treasury Dealers” means each of (i) Morgan Stanley & Co. LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC and/or their affiliates which are primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”), and their respective successors; and (ii) one other which is a primary U.S. Government securities dealer and its respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

In the event that the Independent Investment Banker fails to provide the Trustee with the Reference Treasury Dealer Quotations, the Issuer will use commercially reasonable efforts to assist the Trustee in obtaining such quotations.

4.    CHANGE OF CONTROL

4.1    Change of Control

(a) Upon the occurrence of a Change of Control Triggering Event in respect of the Notes, unless all the Notes have been called for redemption pursuant to this Section 3.1, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to U.S.$2,000 or an integral multiple of U.S.$1,000 in excess thereof) of such Holder’s Notes at an offer price in cash equal to the Change of Control Payment.

(b) Within 30 days following any Change of Control Triggering Event, the Issuer shall send a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and specifying:

(i)	that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii)	the Change of Control Payment and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)	the CUSIP number for the Notes;

(iv)	that any Note not tendered will continue to accrue interest;

(v)	that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)	that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(viii)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to U.S.$2,000 in principal amount or an integral multiple of U.S.$1,000 in excess thereof; and

(ix)	if such notice is mailed prior to the date of the occurrence of the Change of Control Triggering Event, that the Change of Control Offer is conditional on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) The Issuer shall cause the Change of Control Offer to remain open for at least 20 Business Days or such longer period as is required by applicable law. The Issuer shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.1, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of such conflict.

(d) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of U.S.$2,000 or an integral multiple of U.S.$1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) The Issuer may make a Change of Control Offer in advance of, but conditioned on, the occurrence of a Change of Control Triggering Event but otherwise in accordance with the provisions of this Section 4.1.

(h) The Issuer shall be solely responsible for monitoring the occurrence of a Change of Control Triggering Event.

4.2    Certain Additional Definitions

For the purposes of this Third Supplemental Indenture, the following expressions shall have the following meanings:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by at least two out of three of the Rating Agencies (as defined below), if there are three Rating Agencies, or all of the Rating Agencies, if there are less than three Rating Agencies, (the “Required Threshold”) on any date from the date of the public notice of an arrangement or transaction that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control, which 60-day period shall be extended if, by the end of the 60-day period, the rating of the Notes is under publicly announced consideration for a possible downgrade by such number of Rating Agencies which, together with the Rating Agencies which have already lowered their ratings on the Notes, as aforesaid, would aggregate in number the Required Threshold, such extension to continue for so long as consideration for a possible downgrade continues by such number of Rating Agencies which, together with the Rating Agencies which have already lowered their ratings on the Notes, as aforesaid, would aggregate in number the Required Threshold.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Issuer, the Guarantor or any of the Issuer’s or Guarantor’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or amalgamation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of Guarantor’s voting shares; or (3) the first day on which a majority of the members of Guarantor’s Board of Directors are not Continuing Directors.

“Change of Control Offer” means an offer to repurchase Notes pursuant to Section 4.1 hereof.

“Change of Control Payment” means, with respect to Notes tendered for repurchase pursuant to a Change of Control Offer, an amount equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the date of repurchase.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Guarantor who (i) was a member of such Board of Directors on the date of the issuance of the Notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Guarantor’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“DBRS” means DBRS Limited.

“Investment Grade Rating” means a rating equal to or higher than BBB (low) (or the equivalent) by DBRS, Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of DBRS, Moody’s and S&P; and (2) if one or more of DBRS, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for any reason outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by the Issuer (by a resolution of its Board of Directors) as a replacement agency for one or more of DBRS, Moody’s or S&P, as the case may be, or if a replacement agency is not selected, the remaining such agencies providing publicly available ratings of the Notes.

“Required Threshold” has the meaning set forth in the definition of Below Investment Grade Rating Event.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

5.    GUARANTEE

5.1    Agreement to Guarantee

The Guarantor hereby fully and unconditionally guarantees to each Holder of Notes, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, the due and punctual payment of any sinking fund or analogous payments that may be payable with respect to such Notes and the due and punctual payment of any Additional Amounts that may be payable with respect to such Notes, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee. In case of the failure of the Issuer punctually to make any such payment of principal, premium, if any, or interest, or any such sinking fund or analogous payment that may be payable with respect to the Notes or any Additional Amounts that may be payable with respect to the Notes, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Notes, the Original Indenture or this Third Supplemental Indenture, any failure to enforce the provisions of the Notes, the Original Indenture or this Third Supplemental Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto or hereto, by the Holder of the Notes or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of the Notes, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby, or with respect to any sinking fund or analogous payment that may be payable with respect to the Notes or with respect to any Additional Amounts that may be payable with respect to the Notes and all demands whatsoever, and covenants that its obligations under this Section 5.1 will not be discharged except by payment in full of the principal of, premium, if any, and interest on and any Additional Amounts that may be payable with respect to the Notes.

The Guarantor shall be subrogated to all rights of each Holder of the Notes, the Trustee and any Paying Agent against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 5.1; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Notes of the same series issued under the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and any sinking fund or analogous payments and Additional Amounts with respect to such Notes shall have been paid in full.

Any term or provision of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and this Third Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Notes guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Third Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Original Indenture, including, without limitation, Section 6.03 of the Original Indenture, shall apply to the Guarantor and that the Guarantor and the Issuer, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Original Indenture, including, without limitation, Section 6.03 of the Original Indenture.

5.2    Additional Amounts

The obligations of the Issuer pursuant to Section 9.07 of the Original Indenture shall apply, mutatis mutandis, to the Guarantor.

5.3    Execution and Delivery

To evidence its Guarantee set forth in Section 5.1 hereof, the Guarantor hereby agrees that this Third Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 5.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

5.4    Release of Guarantee

The Guarantor will be released and relieved of its obligations under the Guarantee in respect of the Notes, and such Guarantee will be terminated, upon receipt by the Trustee of a Corporation Order (without the consent of the Trustee) requesting such release, upon (i) satisfaction and discharge of the Original Indenture or (ii) defeasance or covenant defeasance with respect to the Notes, in each case, under the terms of the Original Indenture. At the request and expense of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

6.    GENERAL

6.1    Effectiveness

This Third Supplemental Indenture will become effective upon its execution and delivery.

6.2    Effect of Recitals

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Issuer of the Notes or the proceeds thereof. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Notes and perform its obligations under the Original Indenture and hereunder, and that the statements made by it or to be made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Issuer are true and accurate.

6.3    Ratification of Original Indenture

The Original Indenture as supplemented by this Third Supplemental Indenture is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

6.4    Limitation on Liability

The Trustee shall act at the direction of the requisite Holders without liability.

6.5    Jurisdiction; Agent for Process

Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any U.S. federal court located in the Borough of Manhattan in the State of New York in connection with any action, suit or other proceeding arising out of or relating to this Third Supplemental Indenture or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

By its execution and delivery of this Third Supplemental Indenture, the Guarantor irrevocably designates and appoints C T Corporation System, 111 8th Avenue, New York, New York 10011, U.S.A. as the Guarantor’s authorized agent (the “Authorized Agent”) upon whom process may be served in any action, suit or proceeding arising out of or relating to this Third Supplemental Indenture, the Notes and the Guarantee but for that purpose only, and agrees that service of process upon said C T Corporation System, and written notice of such service to the Guarantor in the manner provided in Section 1.06 of the Original Indenture, shall be deemed in every respect effective service of process upon the Guarantor in any such action, suit or proceeding in any federal or state court in the Borough of Manhattan, The City of New York.

Notwithstanding the foregoing, the Guarantor reserves the right to appoint another Person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion, as a successor Authorized Agent, and upon acceptance of such consent to service of process by such a successor the designation of the prior Authorized Agent shall terminate. The Guarantor shall give written notice to the Trustee and all Holders of the designation by them of a successor Authorized Agent. If for any reason the Authorized Agent ceases to be able to act as the Authorized Agent or to have an address in the Borough of Manhattan, The City of New York, the Guarantor will designate a successor Authorized Agent in accordance with the preceding sentence. The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue the designation and appointment of said C T Corporation System, or of any successor Authorized Agent of the Corporation, in full force and effect so long as any of the Notes or Guarantees shall be outstanding.

6.6    Governing Law

This Third Supplemental Indenture (including the Guarantee provided herein), the Original Indenture as supplemented hereby and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

6.7    Severability

In case any provision in this Third Supplemental Indenture (including the Guarantee provided herein), the Original Indenture as supplemented hereby or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8    Acceptance of Trust

The Trustee hereby accepts the trusts in this Third Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein before set forth in trust for the various Persons who shall from time to time be Holders subject to all the terms and conditions herein set forth.

6.9    Counterparts and Formal Date

This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written.

IN WITNESS WHEREOF the parties hereto have executed this Third Supplemental Indenture on the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED,
As Guarantor

By:	/s/ Nadeem Velani
Name: Nadeem Velani Title: Executive Vice-President and Chief Financial Officer

By:	/s/ Pramod Bhatia
Name: Pramod Bhatia Title: Treasurer

CANADIAN PACIFIC RAILWAY COMPANY,
As Issuer

By:	/s/ Nadeem Velani
Name: Nadeem Velani Title: Executive Vice-President and Chief Financial Officer

By:	/s/ Pramod Bhatia
Name: Pramod Bhatia Title: Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko Title: Vice President

Schedule A

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Corporation (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities (as defined herein) in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

CANADIAN PACIFIC RAILWAY COMPANY

4.000% Notes due 2028

No. 1	US$500,000,000
CUSIP: 13645R AY0

Canadian Pacific Railway Company, a corporation duly organized and existing under the laws of Canada (herein called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of US$500,000,000 (FIVE HUNDRED MILLION UNITED STATES DOLLARS) on June 1, 2028, at the office or agency of the Corporation referred to below, and to pay interest thereon on December 1, 2018 and semi-annually thereafter, on June 1 and December 1 in each year, from May 16, 2018, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 4.000% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Securities from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such defaulted interest, and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities, may be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

(signature page to follow)

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed under its corporate seal.

Dated:

CANADIAN PACIFIC RAILWAY COMPANY

By
Name: Title:

By
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in, and issued under, the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

Dated:	By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Corporation designated as its 4.000% Notes due 2028 (herein called the “Securities”), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to US$500,000,000, which may be issued under an indenture dated as of September 11, 2015, among the Corporation and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture, as defined below), as supplemented by the Third Supplemental Indenture, among the Corporation, Canadian Pacific Railway Limited (the “Guarantor”) and the Trustee (as supplemented by the Third Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Corporation, Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is a global Security representing US$500,000,000 aggregate principal amount of the Securities.

Payment of the principal of (and premium, if any, on) and interest on this Security will be made at the office or agency of the Corporation maintained or caused to be maintained for that purpose in New York, New York or at such other office or agency of the Corporation as may be maintained or caused to be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of the principal (and premium, if any) and interest may be made at the option of the Corporation (i) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) by wire transfer to an account maintained by the Person located in the United States entitled thereto as specified in the Security Register; provided, that principal paid in relation to any Security, redeemed at the option of the Corporation or upon Maturity, shall be paid to the Holder of such Security only upon presentation and surrender of such Security to such office or agency referred to above.

The Corporation will pay to the Holders such Additional Amounts as may be payable under Section 9.07 of the Indenture.

Prior to March 1, 2028 (the date that is three months prior to the maturity date of the Securities), the Corporation may redeem the Securities, in whole or in part, at the option of the Corporation, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if the Securities matured on March 1, 2028 (the date that is three months prior to the maturity date of the Securities) (exclusive of any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, plus, in the case of (1) and (2), accrued interest thereon to, but excluding, the date of redemption, all as provided in the Indenture.

On or after March 1, 2028 (the date that is three months prior to the maturity date of the Securities) the Corporation may redeem the Securities, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Holders of Securities to be redeemed will receive notice of redemption delivered at least 30 and not more than 60 days prior to the date fixed for redemption.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed (assuming, for this purpose, that the Securities matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Corporation or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Corporation.

“Par Call Date” means March 1, 2028, the date that is three months prior to the maturity date of the Securities.

“Reference Treasury Dealers” means each of (i) Morgan Stanley & Co. LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC and/or their affiliates which are primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”), and their respective successors; and (ii) one other which is a primary U.S. Government securities dealer and its respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Corporation will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30p.m. New York time on the third business day preceding such redemption date.

The Securities are also subject to redemption as a whole but not in part, at the option of the Corporation, at any time, on not less than 30 nor more than 60 days’ prior written notice to each Holder of Securities to be redeemed at such Holder’s address appearing on the Security Register at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest to but excluding the date fixed for redemption, in the event there is more than an insubstantial risk that the Corporation has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts as a result of any amendment or change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any amendment to or change in any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after May 14, 2018, all as provided in Section 10.08 of the Indenture.

The Securities are also subject to redemption pursuant to Article 3 of the Third Supplemental Indenture.

In the case of any redemption of Securities, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Securities of record at the close of business on the relevant Record Date referred to on the face hereof. Securities (or portions thereof) for whose redemption provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.

The Securities do not have the benefit of sinking fund obligations.

In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Corporation on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Corporation with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all affected Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities affected thereby, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Corporation, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained or caused to be maintained for such purpose in New York, New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of US$2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustees may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any agent shall be affected by notice to the contrary.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

For the purposes only of the disclosure required by the Interest Act (Canada), and without affecting the amount of interest payable to any holder of a Security or the calculation of interest on any Security, if the rate of interest on any Security is calculated on the basis of a year which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

As provided for in the Indenture, the Corporation may, from time to time, without notice or consent of the Holders, create and issue additional Securities so that such additional Securities shall be consolidated and form a single series with the Securities initially issued by the Corporation and shall have the same terms as to status, redemption or otherwise as the Securities originally issued.

If at any time, (i) the Depositary notifies the Corporation that it is unwilling or unable or no longer qualifies to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and a successor depositary is not appointed by the Corporation within 90 days after the Corporation receives such notice or becomes aware of such condition, as the case may be, or (ii) the Corporation determines that the Securities shall no longer be represented by a global Security or Securities, then in such event the Corporation will execute and the Trustee will authenticate and deliver Securities in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Persons in whose names such Securities are so registered.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.